Exhibit 99.1

Polaris Reports Record Third Quarter 2013 Results; EPS from Continuing Operations Increased 23% to $1.64 on Sales Growth of 25%

Third quarter surpasses $1.1 billion in sales; Company increases full year 2013 Sales and EPS from continuing operations guidance

Third Quarter Highlights:

  Net income from continuing operations increased 24% to $116.9 million, or $1.64 per diluted share, with sales increasing 25% to $1,102.6 million, setting records for third quarter sales and earnings and exceeding $1 billion in quarterly sales for the first time in the Company’s history.
  North American retail sales increased 12% year-over-year in the third quarter.
  Gross profit margin percentage increased 90 basis points to 30.4% primarily due to higher selling prices and lower product costs.
  The Company is raising and narrowing full year 2013 earnings guidance from continuing operations to a range of $5.30 to $5.37 per diluted share, up 20% to 22% over 2012 based on expected full year 2013 sales growth of 15% to 16%.

MINNEAPOLIS--(BUSINESS WIRE)--October 22, 2013--Polaris Industries Inc. (NYSE: PII) today reported record third quarter net income from continuing operations of $116.9 million, or $1.64 per diluted share, for the quarter ended September 30, 2013, up 24 percent and 23 percent, respectively, from the prior year’s third quarter net income of $94.3 million, or $1.33 per diluted share. Reported net income for the third quarter 2013, including both continuing and discontinued operations was $113.1 million, or $1.59 per diluted share. Sales for the third quarter 2013 totaled a record $1,102.6 million, which represents an increase of 25 percent over last year’s third quarter sales of $879.9 million.

Scott Wine, Polaris’ Chairman and Chief Executive Officer, stated, “Our record third quarter results reflect both the ongoing demand for our existing products and the potential contained within the initial shipments of our model year 2014 vehicles, the largest new product introduction in the Company’s history. In the third quarter, we launched more new vehicles than in any previous model year, led by the much anticipated debut of Indian Motorcycles along with several innovative variants of RANGERS, RZRs and Victory motorcycles. Additionally, to complement and enhance our consumers’ experience with these vehicles our PG&A business introduced over 300 new model year 2014 accessories plus an expanded apparel line-up. While the new model year 2014 vehicles and accessories are just now arriving at dealers in meaningful quantities, the initial feedback has been extremely positive from consumers to the trade magazines. To receive such accolades is always gratifying, but we realize that we must remain focused on achieving the full market potential of these recently released new products while continuing to develop the next wave of industry leading products.”

Wine added, “Though much of our effort was focused on successful product launches, we also achieved a number of financial milestones during the 2013 third quarter, including eclipsing the quarterly $1 billion sales mark for the first time in Polaris’ history. We continued to solidify our market share lead in off-road vehicles during the quarter and our relentless drive to enhance profitability paid dividends as gross profit margins climbed 90 basis points. Our international business performed exceptionally well, up 38 percent during the quarter despite a weak economic environment. Part of the international growth came from our most recent acquisition, Aixam Mega, an important addition to our expanding Small Vehicles portfolio.”

Wine continued, “Our success over the past four years derives from our focused strategy – being the Best in Powersports PLUS, delivering growth through adjacencies, maintaining global market leadership and demonstrating operational excellence and strong financial performance. Thanks to our execution of that strategy, our sales growth continues to outpace our long-term projections and we now expect to achieve greater than $8.0 billion in sales by 2020, while our net income target remains at an industry leading greater than 10 percent of sales by 2020. While we are obviously very bullish about Polaris’ future, we remain focused on near-term execution and are confident in raising our sales and earnings expectations for 2013.”

2013 Business Outlook

For the full year 2013, the Company is increasing and narrowing its earnings guidance and now expects earnings from continuing operations to be in the range of $5.30 to $5.37 per diluted share, an increase of 20 to 22 percent over full year 2012 earnings of $4.40 per diluted share. Full year 2013 sales are now expected to grow in the range of 15 percent to 16 percent as compared to full year 2012.

Third Quarter Performance Summary (in thousands except per share data)
	Three Months ended September 30,			Nine Months ended September 30,
Product line sales	2013	2012	Change	2013	2012	Change
Off-Road Vehicles	$702,013	$573,020	23%	$1,862,508	$1,658,730	12%
Snowmobiles	143,550	114,885	25%	166,725	128,405	30%
Motorcycles	49,372	52,384	-6%	151,041	160,395	-6%
Small Vehicles	31,716	11,012	188%	76,489	32,394	136%
Parts, Garments & Accessories	175,998	128,638	37%	436,595	329,211	33%
Total Sales	$1,102,649	$879,939	+25%	$2,693,358	$2,309,135	+17%

Gross profit	$334,785	$259,785	+29%	$803,771	$671,497	+20%
Gross profit as a % of sales	30.4%	29.5%	+90 bpts	29.8%	29.1%	+70 bpts

Operating expenses	$165,163	$126,445	+31%	$428,202	$351,574	+22%
Operating expenses as a % of sales	15.0%	14.4%	+60 bpts	15.9%	15.2%	+70 bpts

Operating income	$181,293	$141,567	+28%	$408,816	$343,548	+19%
Operating Income as a % of sales	16.4%	16.1%	+30 bpts	15.2%	14.9%	+30 bpts
Net income from continuing operations	$116,921	$94,345	+24%	$272,389	$224,246	+21%
Net income from continuing operations as a % of sales	10.6%	10.7%	-10 bpts	10.1%	9.7%	+40 bpts
Diluted net income per share from continuing operations	$1.64	$1.33	+23%	$3.84	$3.16	+22%

Off-Road Vehicle (“ORV”) sales increased 23 percent in the 2013 third quarter from the third quarter 2012 to $702.0 million. This increase reflects continued strong demand and market share gains for both ATVs and side-by-side vehicles including a number of highly anticipated all-new model year 2014 vehicles introduced in the third quarter. Polaris North American ORV unit retail sales were up low double digits percent from the third quarter last year; both side-by-side vehicles and ATVs grew in the double digits percent range during the quarter. The Company estimates North American ORV industry retail sales also grew low double digits percent during the 2013 third quarter. As expected, North American ORV dealer inventories were up mid-teens percent from the third quarter of 2012 primarily to support new model year 2014 ORV product segments introduced in July. The Company’s International ORV sales to customers outside North America increased 20 percent in the 2013 third quarter primarily through continued market share gains, despite the overall European economy remaining weak.

Snowmobile sales increased 25 percent to $143.6 million for the 2013 third quarter as compared to $114.9 million for the third quarter of 2012. This increase is due to a higher number of snowmobiles shipped and a more profitable mix of snowmobiles sold in the 2013 third quarter. Sales of snowmobiles outside of North America, principally the Scandinavian region and Russia, increased eleven percent in the third quarter of 2013 compared to a year ago.

Sales for the Motorcycles division, which includes both Victory and Indian motorcycle sales, decreased six percent to $49.4 million in the 2013 third quarter compared to the same period last year. The decrease in the 2013 third quarter sales is due to Victory dealers continuing to calibrate their inventory levels under the new Retail Flow Management order taking process, which closely ties dealer shipments with retail sales, and weaker international motorcycle sales, partially offset by a limited number of model year 2014 Indian motorcycles that began shipping late in the quarter. Victory North American consumer unit retail sales were strong for the 2013 third quarter, increasing over 30 percent compared to a year ago. The overall Industry performed well also, as North American industry heavyweight cruiser and touring motorcycle retail sales increased about 20 percent during the 2013 third quarter as compared to the prior year’s third quarter. The much anticipated re-launch of Indian Motorcycle occurred during the 2013 third quarter with the introduction of three all-new model year 2014 Indian Chief models: the Chief Classic, Chief Vintage, and the Chieftain. The reaction from the motorcycle press, dealers and consumers has been very strong for these brand new Indian motorcycles. North American motorcycle dealer inventory increased slightly over 2012 levels due to an increase in the Victory dealer count and initial shipments of Indian motorcycles.

Sales in the Small Vehicles division, which is comprised of our GEM and Goupil electric vehicles as well as Aixam Mega (“Aixam”) acquired in the second quarter of 2013, increased 188 percent to $31.7 million compared to the third quarter 2012. The incremental sales from the Aixam acquisition represented a significant portion of the 2013 third quarter sales growth for the Small Vehicles business.

Parts, Garments, and Accessories (“PG&A”) sales increased 37 percent to $176.0 million during the third quarter of 2013 compared to the same period last year. PG&A experienced over 20 percent sales growth in all product lines and categories during the quarter. This growth was augmented by the addition of over 300 new model year 2014 accessories, including additions to the family of Lock and Ride® attachments that add comfort, style and utility to ORVs and motorcycles. Additionally, the 2013 third quarter sales increase includes the incremental PG&A related sales from the Klim and Aixam acquisitions. Sales of PG&A to customers outside of North America increased 44 percent during the 2013 third quarter as compared to the same period last year.

International sales totaled $139.4 million for the 2013 third quarter, an increase of 38 percent versus the same period in 2012. The increase was driven by higher sales in ORVs and continued market share gains in all product lines and strong PG&A sales during the quarter. Additionally, the recent acquisition of Aixam accounted for approximately half of the international sales increase.

Gross profit was 30.4 percent of sales for the third quarter of 2013, an increase of 90 basis points from the 2012 third quarter. Gross profit dollars increased 29 percent to $334.8 million for the third quarter of 2013, compared to $259.8 million for the third quarter of 2012. The increase in gross profit, both in terms of absolute dollars and as a percentage of sales, primarily arose from continued product cost reduction efforts and higher selling prices, offset somewhat by higher promotional costs. Additionally, during the 2013 third quarter, the Company lost a contract dispute resulting in additional royalty payments, which had an approximately $9.0 million or 80 basis points unfavorable impact to Polaris’ 2013 third quarter gross profit margins.

Operating expenses for the third quarter of 2013 increased 31 percent to $165.2 million or 15.0 percent of sales compared to $126.4 million or 14.4 percent of sales for the third quarter of 2012. Operating expenses in absolute dollars and as a percentage of sales for the third quarter of 2013 increased primarily due to higher sales and marketing costs related, in part, to the Indian Motorcycle re-launch; increased general and administrative expenses, which includes expenses related to the continued investments in infrastructure aimed at supporting the Company’s growth initiatives, and higher accrued incentive compensation due to the higher stock price.

Income from financial services increased 42 percent to $11.7 million during the third quarter of 2013 compared to $8.2 million in the third quarter of 2012, due to increased profitability generated from the retail credit portfolios with Sheffield, GE and Capital One and higher income from the dealer inventory financing through Polaris Acceptance.

Equity in loss of affiliates was $0.6 million for the third quarter 2013, which represents the Company’s portion of the start-up costs related to the Polaris/Eicher joint venture in India established in 2012.

Other income, net was $2.6 million in the third quarter of 2013, compared to $4.0 million in the third quarter of 2012. The income generated in the third quarter in both 2013 and 2012 came as a result of foreign currency exchange rate movements and the resulting effects on foreign currency transactions related to the Company’s foreign subsidiaries.

The Income tax provision for the third quarter 2013 was recorded at a rate of 35.7 percent of pretax income from continuing operations compared to 34.5 percent of pretax income for the third quarter 2012. The higher income tax provision in the 2013 third quarter is a result of an increase in accrued foreign tax reserves along with certain unfavorable tax events related to finalizing the calendar year 2012 tax returns.

Loss from Discontinued Operations

The Company previously announced in late July 2013 that a jury returned an unfavorable verdict against Polaris in a lawsuit arising from a 2008 collision between a boat and a 2001 Polaris Virage personal watercraft. As a result of the jury verdict, during the 2013 third quarter, Polaris recorded a non-recurring loss from discontinued operations of $3.8 million, net of tax, or $0.05 per diluted share. The Company ceased manufacturing marine products in September 2004 and substantially completed the exit of the business in 2007. At this point in time, no additional charges are expected from discontinued operations.

Financial Position and Cash Flow

Net cash provided by operating activities from continuing operations increased 50 percent to $381.8 million for the year-to-date period ended September 30, 2013 compared to $254.5 million for the same period in 2012. The increase in net cash provided by operating activities from continuing operations for the 2013 period was due to increased net income, improved working capital and an increase in noncash expenses such as depreciation and incentive compensation. Total debt at the end of the third quarter was $107.2 million. The Company’s debt-to-total capital ratio was ten percent as of September 30, 2013 as compared to 14 percent as of the same period in 2012. Cash and cash equivalents were $387.8 million at September 30, 2013 compared to $412.9 million for the same period in 2012.

Conference Call and Webcast Presentation

Today at 9:00 AM (CT) Polaris Industries Inc. will host a conference call and webcast to discuss Polaris’ 2013 third quarter earnings results released this morning. The call will be hosted by Scott Wine, Chairman and CEO, Bennett Morgan, President and COO, and Mike Malone, Vice President―Finance and CFO. A slide presentation and link to the audio webcast will be posted on the Investor Relations page of the Polaris web site at www.polaris.com/irhome.

To listen to the conference call by phone, dial 877-706-7543 in the U.S. and Canada, or 973-200-3967 internationally. The Conference ID is # 48224568.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 855-859-2056 in the U.S. and Canada, or 404-537-3406 internationally.

About Polaris

Polaris is a recognized leader in the powersports industry with annual 2012 sales of $3.2 billion. Polaris designs, engineers, manufactures and markets innovative, high quality off-road vehicles, including all-terrain vehicles (ATVs) and the Polaris RANGER® and RZR® side-by-side vehicles, snowmobiles, motorcycles and small vehicles.

Polaris is among the global sales leaders for both snowmobiles and off-road vehicles and has established a presence in the heavyweight cruiser and touring motorcycle market with the Victory and Indian motorcycle brands. Additionally, Polaris continues to invest in the global on-road small vehicle industry with Global Electric Motorcars (GEM), Goupil Industrie SA, Aixam Mega S.A.S., and internally developed vehicles. Polaris enhances the riding experience with a complete line of Polaris and KLIM branded apparel and Polaris accessories and parts.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII” and the Company is included in the S&P Mid-Cap 400 stock price index.

Information about the complete line of Polaris products, apparel and vehicle accessories are available from authorized Polaris dealers or anytime at www.polaris.com.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2013 and future sales, shipments, net income, net income per share, new manufacturing operations initiatives, joint venture projects and savings in logistical and production costs, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations initiatives, product offerings, promotional activities and pricing strategies by competitors; acquisition integration costs; joint venture projects; warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Sales	$1,102,649	$879,939	$2,693,358	$2,309,135
Cost of sales	767,864	620,154	1,889,587	1,637,638
Gross profit	334,785	259,785	803,771	671,497
Operating expenses:
Selling and marketing	78,810	57,211	195,541	152,899
Research and development	37,010	32,352	103,064	94,034
General and administrative	49,343	36,882	129,597	104,641
Total operating expenses	165,163	126,445	428,202	351,574
Income from financial services	11,671	8,227	33,247	23,625
Operating income	181,293	141,567	408,816	343,548
Non-operating expense (income):
Interest expense	1,520	1,465	4,364	4,443
Equity in loss of other affiliates	631	—	1,629	—
Other (income), net	(2,576)	(3,989)	(6,274)	(6,356)
Income before income taxes	181,718	144,091	409,097	345,461
Provision for income taxes	64,797	49,746	136,708	121,215
Net income from continuing operations	116,921	94,345	272,389	224,246
Loss from discontinued operations, net of tax	(3,777)	—	(3,777)	—
Net income	$113,144	$94,345	$268,612	$224,246

Basic net income per share:
Continuing operations	$1.69	$1.37	$3.95	$3.26
Loss from discontinued operations	(0.05)	—	(0.05)	—
Basic net income per share	$1.64	$1.37	$3.90	$3.26

Diluted net income per share:
Continuing operations	$1.64	$1.33	$3.84	$3.16
Loss from discontinued operations	(0.05)	—	(0.05)	—
Diluted net income per share	$1.59	$1.33	$3.79	$3.16

Weighted average shares outstanding:
Basic	69,179	68,692	68,946	68,761
Diluted	71,186	70,883	70,901	70,956

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

Subject to Reclassification	September 30, 2013	September 30, 2012

Assets
Current Assets:
Cash and cash equivalents	$387,804	$412,898
Trade receivables, net	157,015	136,346
Inventories, net	460,592	410,034
Prepaid expenses and other	56,450	28,193
Income taxes receivable	15,657	7,936
Deferred tax assets	84,986	80,040
Total current assets	1,162,504	1,075,447
Property and equipment, net	420,328	230,605
Investment in finance affiliate	58,338	47,521
Investment in other affiliates	16,775	12,000
Deferred tax assets	7,553	13,768
Goodwill and other intangible assets, net	227,889	76,704
Other long-term assets	29,832	15,383
Total assets	$1,923,219	$1,471,428
Liabilities and Shareholders' Equity
Current Liabilities:
Current portion of capital lease obligations	$3,318	$2,607
Accounts payable	280,284	228,332
Accrued expenses:
Compensation	129,311	120,351
Warranties	48,102	41,571
Sales promotions and incentives	120,004	105,340
Dealer holdback	94,142	75,983
Other	87,810	71,054
Income taxes payable	43,765	3,286
Current liabilities of discontinued operations	10,000	5,000
Total current liabilities	816,736	653,524
Long term income taxes payable	14,443	6,749
Capital lease obligations	3,904	4,692
Long-term debt	100,000	100,000
Other long-term liabilities	56,454	47,382
Total liabilities	$991,537	$812,347

Total shareholders’ equity	931,682	659,081
Total liabilities and shareholders’ equity	$1,923,219	$1,471,428

Certain reclassifications of previously reported balance sheet amounts have been conformed to the current year presentation.

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

Subject to Reclassification	Nine months ended September 30,
	2013	2012
Operating Activities:
Net income	$268,612	$224,246
Loss from discontinued operations	3,777	—
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	64,364	51,489
Noncash compensation	46,304	26,964
Noncash income from financial services	(3,440)	(2,479)
Noncash loss from other affiliates	1,629	—
Deferred income taxes	(10,781)	(5,277)
Tax effect of share-based compensation exercises	(22,247)	(17,810)
Changes in operating assets and liabilities:
Trade receivables	(24,711)	(20,272)
Inventories	(94,110)	(109,912)
Accounts payable	94,097	81,489
Accrued expenses	20,671	(451)
Income taxes payable/receivable	62,332	36,185
Prepaid expenses and others, net	(24,690)	(9,684)
Cash provided from continuing operations	381,807	254,488
Cash used for discontinued operations	(642)	—
Net cash provided by operating activities	381,165	254,488
Investing Activities:
Purchase of property and equipment	(192,350)	(65,804)
Investment in finance affiliate, net	2,091	(2,790)
Investment in other affiliates	(6,063)	(7,000)
Acquisition of businesses, net of cash acquired	(134,817)	(383)
Net cash used for investing activities	(331,139)	(75,977)
Financing Activities:
Borrowings under capital lease obligations	1,682	2,232
Repayments under capital lease obligations	(2,780)	(2,137)
Repurchase and retirement of common shares	(31,907)	(58,978)
Cash dividends to shareholders	(86,482)	(76,009)
Tax effect of proceeds from share-based compensation exercises	22,247	17,810
Proceeds from stock issuances under employee plans	17,834	25,458
Net cash used for financing activities	(79,406)	(91,624)
Impact of currency exchange rates on cash balances	169	675
Net (decrease) increase in cash and cash equivalents	(29,211)	87,562
Cash and cash equivalents at beginning of period	417,015	325,336
Cash and cash equivalents at end of period	$387,804	$412,898

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500